Exhibit 23.4

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in Amendment No. 1 to the Registration Statement (Form S-4 No. 333-208567) and related Proxy Statement-Prospectus of Interval Leisure Group, Inc. for the registration of 72,371,970 shares of its common stock and to the incorporation by reference therein of our reports dated February 27, 2015 with respect to the consolidated financial statements and schedule of Interval Leisure Group, Inc., and the effectiveness of internal control over financial reporting of Interval Leisure Group, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2014, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Certified Public Accountants

Miami, Florida

January 25, 2016